Exhibit 99.1

Quantum-Si Expands Proteome Coverage and Increases Sequencing Output with New Enhancements to Its Next-Generation Protein Sequencing™ Platform

Addition of another amino acid recognizer combined with improvements in surface chemistry, reagents and software will offer Platinum users greater sequencing output and coverage per sample

BRANFORD, Conn. – (BUSINESS WIRE) – February 5, 2024 -- Quantum-Si Incorporated (Nasdaq: QSI) (“Quantum-Si,” “QSI” or the “Company”), The Protein Sequencing Company™, today announced the launch of new platform enhancements for Platinum®, with the release of its new V2 Sequencing Kits.  Combined with its first-to-market, next-generation protein sequencer™, these enhancements enable:

•	Increased sequencing performance with assay improvements, including the addition of a new amino acid recognizer;
•	Ability to identify unknown proteins with advanced analytical and inference tools;
•	High reproducibility across runs; and
•	Approximately a 3-fold reduction in cost per amino acid.

“Our newly introduced capabilities will provide researchers with additional insights into the proteome that have the potential to unlock scientific discovery only possible at the level of single amino acid recognition” said Jeff Hawkins, Chief Executive Officer of Quantum-Si. “With Platinum, we are striving to make protein sequencing accessible to every lab everywhere and now, with our V2 Sequencing Kits, more insights are possible with greater cost efficiency so that even more scientists can easily incorporate Platinum into their workflow.”

Quantum-Si is dedicated to meeting customer needs and enhancing their user experience. The recent launch marks an expansion of the Company's current Platinum applications, now incorporating peptide barcodes and accommodating new sample types.

“These advancements not only ensure increased robustness and performance but also introduce novel protein inference analysis software, empowering customers to discover unknown proteins in their samples,” said Grace Johnston, Chief Commercial Officer of Quantum-Si.  “With this launch, Quantum-Si is set to deliver unparalleled insights into protein characterization and function, catering to the evolving needs of our diverse customer base. Further, it reflects the value of next-generation protein sequencing as we expect that our platform will open new doors to unprecedented biologic insights and the molecules of life.”

The company is now accepting orders for first-time and existing customers for the Protein Sequencing Kit V2.

In tandem with its recent announcement, the company’s CEO and executive team have released a video outlining recent enhancements. Jeff Hawkins will highlight the significance of the newly launched kits and outlines strategic initiatives for 2024. To connect with the visionaries driving the proteomics advancements, watch the video here.

For more information on Platinum, visit quantum-si.com.

About Quantum-Si Incorporated

Quantum-Si, The Protein Sequencing Company™, is focused on revolutionizing the growing field of proteomics. The Company's suite of technologies is powered by a first-of-its-kind semiconductor chip designed to enable next-generation single-molecule protein sequencing and digitize proteomic research in order to advance drug discovery and diagnostics beyond what has been possible with DNA sequencing. Learn more at quantum-si.com or follow us on LinkedIn or X (formerly Twitter).

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. The actual results of the Company may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company's expectations with respect to future performance and development and commercialization of products and services. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside the Company's control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the inability to maintain the listing of the Company's Class A common stock on The Nasdaq Stock Market; the ability of the Company to grow and manage growth profitably and retain its key employees; the Company’s ongoing leadership transitions; changes in applicable laws or regulations; the ability of the Company to raise financing in the future; the success, cost and timing of the Company's product development and commercialization activities; the commercialization and adoption of the Company’s existing products and the success of any product the Company may offer in the future; the potential attributes and benefits of the Company’s commercialized Platinum™ protein sequencing instrument and kits and the Company’s other products once commercialized; the Company's ability to obtain and maintain regulatory approval for its products, and any related restrictions and limitations of any approved product; the Company's ability to identify, in-license or acquire additional technology; the Company's ability to maintain its existing lease, license, manufacture and supply agreements; the Company's ability to compete with other companies currently marketing or engaged in the development or commercialization of products and services that serve customers engaged in proteomic analysis, many of which have greater financial and marketing resources than the Company; the size and growth potential of the markets for the Company's products and services, and its ability to serve those markets once commercialized, either alone or in partnership with others; the Company's estimates regarding future expenses, future revenue, capital requirements and needs for additional financing; the Company's financial performance; and other risks and uncertainties described under "Risk Factors" in the Company’s Annual Report for the fiscal year ended December 31, 2022, and in the Company's other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Contact
Jeff Keyes, Chief Financial Officer
ir@quantum-si.com

Media Contact
Katherine Atkinson, SVP of Commercial Marketing
media@quantum-si.com

Source: Quantum-Si Incorporated